1   INTRODUCTION AND PARTIES

This Memorandum of Understanding ("MOU ") is made by and between Ultralife Corporation, a Delaware corporation with an address at 2000 Technology Parkway, Newark, New York 14513 (hereinafter referred to as "Ultralife") and IDS Industries, Inc., a Nevada Corporation doing business as Charge! Energy Storage with an address at 533 Birch Street, Lake Elsinore, CA 92530 (hereinafter referred to as "Company "), on this date of January 22, 2014 ("Effective Date"). Ultralife and Company are each a "Party," and together, the "Parties".

The Parties currently intend that their organizations shall collaborate in a spirit of partnersh ip for the purposes and in accordance with this MOU, and therefore now agree as follows:

2   PURPOSE

The purpose of this MOU is to summarize the general concepts, understandings and anticipated business terms that will serve as a framework within which Ultralife and Company will explore a potential collaboration between them (the "Transaction "). This MOU evidences the current mutual intention of Ultralife and Company to continue their initial discussions and proceed negotiating a potential written definitive agreement concerning the Transaction. Except as provided in Section 8: Scope of Obligations, this MOU shall not constitute a binding agreement or obligation between the Parties with respect to the Transaction or any subject encompassed within this MOU, but shall only express the current thoughts and considered expectations of the Parties. Any agreement or binding obligation between the Parties shall be created and evidenced by a definitive agreement or agreements executed by authorized representatives of Ultralife and Company ("Definitive Agreement "). The Transaction is more fully described as follows:

·                                  SALES

o                                                   Jointly engage in selling and marketing, in accordance with the marketing and sales policies and practices of Ultralife, an "Ultralife Portable Power System" product to Company's current and future customer base, including Company targets within the consumer market for portable power solutions and residential commercial and industrial markets for stationary power solutions. Ultralife will not knowingly engage directly with Company's customers to the extent they are not: (i) current or prior customers of Ultralife or (ii) identified or targeted as prospective customers by Ultralife, unless directed by Company.

o                                                   Ultralife and Company will jointly develop a simple business map to outline both marketing strategies and growth expectations.

o                                                   The contemplated collaboration will be for coverage of the North American Market with targeted focus in California for the portable and stationary energy storage products.

o                                                   Ultral ife will provide reasonable levels of marketing collateral and resources to support these efforts, including a video clip(s) featuring the portable power solutions' features/benefits/applications n multiple markets.

·                                 PRODUCT CUSTOMIZATION & PURCHASE COMMITTMENT

o                                                  Ultralife currently intends to develop customized products in accordance with a product priority roadmap for: a) private label portable power solution (I Q14 initial execution) and b) turnkey energy storage solutions for residential/commercial/industrial applications (2Q 14 initial execution).

o                                                  Company will make a committed minimum initial purchase of the private label portable power solution of ten (I0) units in the first calendar quarter of 2014, and ten (10) additional units in the second calendar quarter of 2014 PO's must be issued by March l, 2014 for first calendar quarter delivery and by June 1, 2014 for second calendar quarter delivery. Note any trigger the release of the second calendar quarter Purchase Order.

3  COSTS

Each Party shall be responsible for meeting its own costs incurred in fulfilling its own responsibilities unless subsequently expressly agreed otherwise in writing in particular instances. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the Transaction or other agreements contemplated by this MOU.

4 PROPRIETARY RIGHTS; LOANED EQUIPMENT

Each Party will retain all right, title, and interest in and to its own products, technology, collateral, inventions, hardware, software, other equipment, documentation and data used or generated by such Party in the performance of this MOU, including, with respect to Ultralife, all off-the-shelf and customized power solution technology. Where the Parties agree that any such items should be reviewed loaned or otherwise employed in any fashion by one Party to or by the other Party to facilitate the contemplated collaboration (e.g. items needed to develop a demonstration system) then these shall be so reviewed, loaned or otherwise employed without charge, and ownership of same shall at all times continue to reside with the Party which contributed the said items. The Party which borrows any items from the other Party shall be obliged to exercise all due care of loaned items while in its possession or under its control, and to return said items promptly upon receipt of written request by the Party which loaned said items.

5  NON-EXCLUSIVITY

Ultralife and Company acknowledge and accept that in the particular case of promoting and delivering solutions in the marketplace based on the scope of collaboration described herein, and in other more general areas of commerce, either Party may collaborate in any way with other companies or organizations as long as such collaboration does not infringe on the rights and ownership issues of the other Party. Neither Party hereby forms or has any intention of forming an exclusive relationship with the other Party.

6  TERM & TERMINATION

This MOU is effective for twelve (12) months from the Effective Date. Either Party may earlier terminate this MOU or any p011ion of the collaboration which is described in this MOU, by giving written notice to the other Pai1y in accordance with Section 9 below. In the event that, for any reason whatsoever, a Definitive Agreement is not executed on or prior to expiration or termination of this MOU, this MOU shall become void upon the expiration or termination date shall be no liability or further obligation hereunder on the part of either Party (or to the extent applicable their respective shareholders, officers, employees or directors), except as set forth in Section 8: Scope of Obligations and the NDA, which obligations shall continue for the term stated, or in the absence of same, the applicable statute of limitations.

7 CONFIDENTIALITY

The Parties have executed a Mutual Non-Disclosure Agreement dated October 29, 2013 ("NOA "). The Parties agree that this MOU and all communications between the Parties and other disclosures in connection with the Transaction shall be covered by the NOA and under no circumstances does this MOU limit the effect of the NDA.

8   SCOPE of OBLIGATIONS

The intent of the MOU is to provide a common framework of understanding within which the Parties can pursue collaborative efforts, and each may i n its own discretion determine the extent to which it believes same is to be of mutual benefit. Therefore this document does not create any binding obligations upon either Party, including without limitation, the execution of any Definitive Agreement, and neither Party shall have any liability to the other Patty under this document, except however, that Company's minimum purchase commitment in Section 2, and Sections 3, 4, 7, 9, and 10 are mutually accepted as obligatory upon and binding between the Parties.

9  COMMUNICATION

o                                    Except to the extent required by law, without the prior approval of both Parties, neither Party will make any public announcement or disclosure concerning this MOU or the Transaction unless and until a Definitive Agreement is concluded, and at such time, the Parties shall reasonably cooperate with one another regarding any public announcement, which cooperation may be more particularly described in the Definitive Agreement. If a Party is required by law to make any such disclosure, such Party shall first provide to the other the content of the proposed disclosure (to the extent legally permitted), the reasons that such disclosure is required by law, and the time and place that the disclosure will be made, and either Patty may seek confidential treatment of same. The Patties agree to cooperate with each other to issue a joint press release regarding the Transaction contemporaneous with the closing of such Transaction.

o                                   Communication between the Parties shall be conducted primarily through those named below or members of their respective organizations which the under-named nominate for this purpose. Any notices given hereunder shall be in writing and shall be addressed to the intended Party at the address set out below or to such other address as shall be given to the other Party by notice in compliance with this Section, and: (i) delivered in person; or (ii) mailed by U.S. certified mail, postage prepaid , return receipt requested; or (iii) forwarded by reputable express courier, providing written receipt of delivery. Notice shall be deemed given when actually delivered or when delivery is refused.

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Ultralife Corporation		Company Name
Contact	Mike Morse	George Rodriguez
Job Title	OEM Account Executive	VP Operations
Address	2000 Technology Parkway; Newark, NY 14513	833 Birch Street, Lake Elsinore, CA 92530
Email Address	mike.morse@ulbi.com	George.rodriguez@idssolartech.com
Company URL	www.ultralifecorp.com	www.chargeenergystorage.com
Phone #:	503-686-5171	951-814-1231
Fax #:	315-331-7800	951-674-5091

10 GENERAL

·                     The MOU and the Definitive Agreement will be governed by and construed in accordance with the laws of the State of New York. The Parties will first attempt to resolve any dispute between them amicably and pursuant to good faith negotiations. To the extent resolution is not reached by such efforts, either Party may submit its claim to the exclusive jurisdiction and venue of a court of competent jurisdiction located in the State of New York.

·                     To the extent this MOU constitutes a binding agreement between the Parties, this MOU shall be binding upon and inure to the benefit of their respective successors, and is the sole agreement of the Parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, between the Parties as to such subject matter.

·                     Neither Party may assign its rights or obligations under this MOU without the prior written consent of the other Party.

·                     This MOU may not be amended or supplemented except by written agreement of the Parties hereto.

Agreed and Accepted:

Ultralife Corporation:	IDS Industries d/b/a Charge! Energy Storage
/s/ Steve Szamocki	/s/ Scott Plantinga
Steve Szamocki – EVP Global Sales	Scott Plantinga – President & CEO

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